Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements, as amended:

Form	Registration Statement	Filer
S-8	333-233308	The Bank of New York Mellon Corporation
S-8	333-198152	The Bank of New York Mellon Corporation
S-8	333-174342	The Bank of New York Mellon Corporation
S-8	333-171258	The Bank of New York Mellon Corporation
S-8	333-150324	The Bank of New York Mellon Corporation
S-8	333-150323	The Bank of New York Mellon Corporation
S-8	333-149473	The Bank of New York Mellon Corporation
S-8	333-144216	The Bank of New York Mellon Corporation
S-3	333-228787	The Bank of New York Mellon Corporation
S-3	333-261575	The Bank of New York Mellon Corporation

of our reports dated February 25, 2022, with respect to the consolidated financial statements of The Bank of New York Mellon Corporation and the effectiveness of internal controls over financial reporting.

/s/ KPMG LLP

New York, New York
February 25, 2022